19th Floor, Didu Building, Pearl River Plaza No.2 North Longkun Road Haikou City, Hainan Province China 570125

Shiner International to Attend CCG China Rising Investment Conference

Haikou, CHINA - May 12, 2010 –Shiner International, Inc. (Nasdaq: BEST), an emerging global supplier of anti-counterfeiting and advanced packaging products, today announced that Mr. Jeffrey Roney, the Company's Chief Financial Officer, will participate in the following investor conferences on May 17, 2010.

CCG China Rising Investment Conference

Time:	Monday, May 17, 2010
Presentation:	1:30pm - 2:00pm
Venue:	Alvin Room
Grand Hyatt New York, 109 East 42nd Street, New York
Contact:	events@ccgir.com

Please contact the representatives for the conference to set up one-on-one meetings with management at the conference.

About Shiner International, Inc.

Shiner International is engaged in the research and development, manufacture and sale of flexible packaging material. Products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. The Company's flexible packaging products are used by manufacturers in the food and consumer products industry to preserve texture, flavor, hygiene, and convenience and safety of their products. The Company was founded in 1990 and is headquartered in Haikou China.

Approximately 69% percent of Shiner's current customers are located in China with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 15 patents on products and production equipment, and has an additional eight patent applications pending. The Company's flexible packaging meets the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000. Additional information on Shiner International is available at www.shinerinc.com.

Safe Harbor Statements

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission. The information contained in this press release is made as of the date of the press release, even if subsequently made available by Shiner on its website or otherwise. The information contained in this press release is made as of the date of the press release, even if subsequently made available by Shiner on its website or otherwise.

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      Contact:
            Shiner International, Inc.
Jeffrey T. Roney
Chief Financial Officer
Email: jeffrey.roney@shinerinc.com
Phone : (434) 531 4146